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EXHIBIT 16.1




Office of the Chief Accountant
SEPCS Letter File
Securities and Exchange Commission
Mail Stop 9-5
450 W. Fifth St., N. W.
Washington, D. C. 20549



We were previously auditors for ComBanc, Inc., and on January 27, 2000, we reported on the consolidated financial statements of ComBanc, Inc. as of December 31, 1999 and 1998 and for the three years in the period ended December 31, 1999. On March 8, 2000, we were dismissed as auditors of ComBanc, Inc. We have read ComBanc, Inc.'s statements included under Item 4 of Form 8-K for March 8, 2000, and we agree with such statements.


/s/  E. S. EVANS AND COMPANY


E. S. Evans and Company
Lima, Ohio
March 10, 2000


Cc: Ms. Kathleen Miller
    Senior Vice President and CFO
    ComBanc, Inc.